Exhibit 10.2

AGREEMENT FOR TERMINATION OF LEASE

This AGREEMENT FOR TERMINATION OF LEASE (this “Agreement”) is entered into as of this 5th day of May, 2022 (the “Effective Date”), by and between OPG MP PARCEL

OWNER (DE) LLC, a Delaware limited liability company (“Landlord”), and MONTE ROSA

THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

Recitals

A.
Landlord is the owner of certain real property known as and numbered 645 Summer Street, Boston, Massachusetts (the “Property”), and the building thereon (the “Building”);

B.
Landlord and Tenant entered into that certain Lease Agreement dated as of September 23, 2020 (the “Lease”) with respect to Tenant’s occupancy of approximately 16,748 rentable square feet of space on the first (1st) floor of the Building (together with any appurtenant rights to use the Property, the “Premises”);

C.
The Term of the Lease is scheduled to expire on March 31, 2026 (the “Stated Termination Date”); and

D.
Landlord and Tenant desire to terminate the Lease sooner than the Stated Termination Date, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Landlord and Tenant agree as follows:

Agreement

1.
Capitalized Terms. Each capitalized term appearing but not defined herein shall have the meaning ascribed to such term in the Lease.

2.
Recitals. The parties acknowledge that the recitals above set forth are true and correct and are incorporated herein by reference.

3.
Early Termination Date. The Lease shall be terminated effective as of a date occurring within the period commencing on February 1, 2023 and ending on June 1, 2023 (the “Early Termination Notice Period”), which date shall be specified by Tenant (the “Early Termination Date”) in a written notice delivered to Landlord at least ninety (90) days prior to such Early Termination Date (the “Early Termination Date Notice”). Landlord and Tenant agree that the Lease is hereby terminated effective as of the Early Termination Date. Tenant shall be responsible for its obligations under the Lease, including without limitation, the payment of all Base Rent and Additional Rent, up to and including the Early Termination Date.

4.
Vacation. Tenant agrees to vacate the Premises on or before the Early Termination Date and to surrender the same to Landlord in the condition required pursuant to the Lease (including, without limitation, Section 19 thereof).

5.
Conditions. The Premises shall be delivered by Tenant to Landlord in “broom clean” condition, free of all occupants and otherwise in the condition required by the Lease,

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including, without limitation, Section 19 thereof. Pursuant to said Section 19, if Tenant fails to timely remove Tenant’s Property and all Required Removables from the Premises within two (2) days after the Early Termination Date, then Landlord may remove and store Tenant’s Property and/or perform such restoration or repair of the Premises, at Tenant’s sole cost and expense. The rights and obligations of Tenant and Landlord under the Lease shall be terminated as to the Premises as of the Early Termination Date, and Tenant shall have no further right to occupy the same from and after the Early Termination Date.

6.
Surviving Obligations. Notwithstanding any provisions herein or in the Lease to the contrary, the following obligations of Tenant shall survive the termination of the Lease (collectively, the “Surviving Obligations”): (a) those obligations which are specified in the Lease to survive the expiration or earlier termination of the Lease; and (b) any obligation of Tenant set forth in this Agreement to indemnify, defend or hold Landlord harmless, but only for incidents which occurred or existed prior to the later of (i) the Early Termination Date or (ii) Tenant’s vacating of all of the Premises and surrendering the same to Landlord in accordance with the terms and provisions of the Lease (including, without limitation, Section 19 thereof) and this Agreement.

7.
Mutual Release. Except for Landlord’s obligations under this Agreement and Landlord’s obligations under the Lease with respect to the Premises from the date of this Agreement through the Early Termination Date, Tenant hereby releases and forever discharges Landlord and its trustees, officers, directors, shareholders, agents, representatives, employees, members, managers, partners, attorneys, affiliates, subsidiaries, parent, assigns and beneficiaries of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages and any and all claims, demands and liabilities, both at law and in equity, which Tenant ever had, now has or ever had under the Lease with respect to the Premises. Except for Tenant’s obligations under this Agreement and Tenant’s obligations under the Lease, Landlord hereby releases and forever discharges Tenant and its trustees, officers, directors, shareholders, agents, representatives, employees, members, managers, partners, attorneys, affiliates, subsidiaries, parent, assigns and beneficiaries, as of the Early Termination Date, of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages and any and all claims, demands and liabilities whatsoever of every name and nature, both at law and in equity, which Landlord now has or ever had regarding the Lease or the Premises, except the Surviving Obligations and the claims of third parties for which Tenant is obligated to indemnify Landlord pursuant to the Lease.

8.
Failure by Tenant to Vacate. The termination of the Lease shall be deemed to have occurred with respect to the Premises as of the Early Termination Date. Notwithstanding any provision of the Lease to the contrary, including, without limitation, Section 19 thereof, if Tenant fails to surrender the Premises to Landlord on or before the Early Termination Date in the condition in which the Lease would have required it to be delivered if the Term of the Lease had expired, then Tenant shall be deemed to be holding over as a tenant at sufferance, and Tenant shall be liable to Landlord for the use and occupancy charges, costs and damages on account of such holding over as described in Section 18 of the Lease, including without limitation, (i) all damages due to the inability of Landlord to deliver the Premises to any third party tenant, which damages shall include, but not be limited to, all rents which would have been due from such tenant for the full duration of such tenancy, and (ii) all costs and expenses of Landlord relative to the removal of Tenant’s Property and the storage and/or disposal thereof, and the removal of any Required Removables and the restoration or repair of the Premises. In no event shall any failure of Tenant

Agreement for Termination of Lease

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to vacate the Premises or any acceptance by Landlord of said use and occupancy charges, costs or

Agreement for Termination of Lease

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damages be deemed to be a consent to such occupancy or be deemed to create a tenancy-at-will or any other tenancy.

9.
Acknowledgement. Tenant agrees that, as of the Effective Date of this Agreement, Landlord has fulfilled all of its obligations under the Lease and is not in default thereof.

10.
Attorneys’ Fees. If either party brings any legal action to interpret or enforce the terms of this Agreement, or otherwise arising out of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable attorneys’ fees and costs, in addition to any other relief to which the prevailing party is entitled.

11.
Jurisdiction/Venue. Landlord and Tenant agree that any legal action commenced to interpret or enforce this Agreement, or otherwise arising out of this Agreement, shall be maintained in the courts of Suffolk County, Massachusetts.

12.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which collectively shall constitute one and the same instrument.

13.
Amendment. This Agreement may not be amended except by a writing signed by both parties.

14.
Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to conflict of laws.

15.
Entire Agreement. This Agreement represents the entire understanding between the parties with respect to the matters herein contained. The submission of this document shall not be deemed an offer or option.

16.
Paragraph Headings and Interpretation of Sections. The paragraph headings throughout this Agreement are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Agreement. The provisions of this Agreement shall be construed as a whole, according to their common meaning (except where a precise legal interpretation is clearly evidenced), and not for or against either party.

17.
Bind and Inure. This Agreement shall be binding upon, and shall inure to the benefit of, Landlord and Tenant, and their respective successors and assigns.

18.
Subject to New Lease. This Agreement is subject to and conditioned upon Landlord and a new tenant (“New Tenant”) negotiating and executing a new lease for the Premises for a term which would commence no later than June 1, 2023, (the “New Lease”). In the event that Landlord and New Tenant do not execute and deliver the New Lease on or before the date that is one hundred twenty (120) days after the full execution and delivery of this Agreement by Landlord and Tenant (the “New Lease Contingency Date”), this Agreement shall, without further action by Landlord or Tenant, terminate and be of no further force and effect and the Lease shall remain in effect through the Stated Termination Date, subject to the terms and provisions therein without regard to this Agreement.

Agreement for Termination of Lease

DocuSign Envelope ID: 751E552B-5D3F-4490-8ED0-A7A8C0E0366A

IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement, under seal, as of the date first above set forth.

LANDLORD:

OPG MP PARCEL OWNER (DE) LLC, a Delaware

limited liability company

By: /s/ Kristen Binck

Name: Kristen Binck

Title: Vice President

By: /s/ Brian Barriero

Name: Brian Barriero

Title: Vice President

Agreement for Termination of Lease

DocuSign Envelope ID: 751E552B-5D3F-4490-8ED0-A7A8C0E0366A

Agreement for Termination of Lease

DocuSign Envelope ID: 751E552B-5D3F-4490-8ED0-A7A8C0E0366A

TENANT:

MONTE ROSA THERAPEUTICS, INC., a Delaware

corporation

By: /s/ Markus Warmuth

Name: Markus Warmuth, MD

Title: Chief Executive Officer

Agreement for Termination of Lease